Exhibit 99.1

ClearOne Receives NASDAQ Deficiency Notification Letter

SALT LAKE CITY, Utah – May 18, 2018 /PRNewswire/ -- ClearOne (NASDAQ: CLRO), a global provider of audio and visual communications solutions, today announced, in accordance with NASDAQ Rules, that it received a notification letter from staff of the NASDAQ Listing Qualifications Department, dated May 16, 2018, stating that ClearOne is not in compliance with NASDAQ Listing Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission (SEC).  The letter was issued in accordance with standard NASDAQ procedure under NASDAQ Listing Rules.

As previously announced, the filing of ClearOne’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 (the "Quarterly Report") was delayed as the company needs additional time to complete the Quarterly Report. The delay in filing our Annual Report for the year ended December 31, 2017 impacted the timeliness of filing our Quarterly Report.  The company intends to file its Quarterly Report with the SEC as soon as possible and continues to work diligently to finalize its financial statements.

ClearOne has 60 calendar days, or until July 16, 2018, to submit to NASDAQ a plan to regain compliance with the NASDAQ Listing Rules. As previously discussed, ClearOne intends to file its Quarterly Report with SEC as soon as possible and before the plan has to be submitted to NASDAQ to regain compliance.

About ClearOne

ClearOne is a global company that designs, develops and sells conferencing, collaboration, and network streaming solutions for voice and visual communications.  The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability and scalability.  More information about the company can be found at www.clearone.com.

Contact:

Investor Relations

1-801-975-7200

Investor_relations@clearone.com